Exhibit 5.1

[LETTERHEAD OF HELMS MULLISS & WICKER, PLLC]

May 5, 2006

Bank of America Corporation

Bank of America Corporate Center

100 North Tryon Street

Charlotte, North Carolina 28255

Re:    Registration Statement on Form S-3 of Bank of America Corporation

Ladies and Gentlemen:

We have acted as counsel to Bank of America Corporation, a Delaware corporation (the “Corporation”), in connection with the registration by the Corporation of an indeterminate amount of (i) its debt securities (the “Debt Securities”), (ii) its warrants (the “Warrants”), (iii) its purchase contracts (the “Purchase Contracts”), (iv) units, which are comprised of two or more securities, in any combination (the “Units”), (v) shares of its preferred stock (the “Preferred Stock”), (vi) fractional interests in its Preferred Stock represented by depositary shares (the “Depositary Shares”), (vii) shares of its common stock (the “Common Stock”), (viii) its junior subordinated notes (the “Junior Subordinated Notes”), and (ix) its guarantees of preferred securities of certain trusts (the “Guarantees,” and together with the Debt Securities, Warrants, Purchase Contracts, Units, Preferred Stock, Depositary Shares, Common Stock, and Junior Subordinated Notes, the “Securities”), as set forth in the Registration Statement on Form S-3 (the “Registration Statement”) that is being filed on the date hereof with the Securities and Exchange Commission by the Corporation pursuant to the Securities Act of 1933, as amended (the “Act”).

The Securities are to be issued, separately or together, in one or more series and are to be sold from time to time as set forth in the Registration Statement, the applicable prospectuses contained therein (each, a “Prospectus”) and any amendments or supplements thereto.

We have reviewed such documents and records and considered such additional matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinions contained herein. We have relied upon an officer’s certificate as to corporate action heretofore taken with respect to the Securities.

Based on the foregoing, we are of the opinion that when (1) the Registration Statement has become effective under the Act, (2) the amount of securities and the terms of any class or series of such Securities have been authorized by appropriate corporate action of the Corporation and (3) such Securities have been issued and sold in compliance with applicable law and upon the terms and conditions set forth in the Registration Statement, the applicable Prospectus and the applicable supplements to such Prospectus (including, in the case of Debt Securities or Junior

Subordinated Notes, due authentication thereof by the applicable trustee or by the authenticating agent, in accordance with the provisions of the indenture under which such Securities are to be issued), then (a) the Debt Securities, Warrants, Purchase Contracts, Depositary Shares, Units, Junior Subordinated Notes, or Guarantees, as the case may be, will be validly authorized and issued and binding obligations of the Corporation, subject to applicable bankruptcy, reorganization, insolvency, receivership, conservatorship, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies, and further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and similar bank regulatory powers and to the application of principles of public policy, and (b) the shares of the Preferred Stock and Common Stock will be legally issued, fully paid, and non-assessable.

This opinion is rendered to you and for your benefit solely in connection with the registration of the Securities. We hereby consent to be named in each of the Prospectuses as attorneys who passed upon the legality of the Securities and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ HELMS MULLISS & WICKER, PLLC

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